Exhibit 99.1
Contacts:
Richard Szymanski
Morgans Hotel Group Co.
212.277.4188
Kate Finn
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP REPORTS FIRST QUARTER 2010 RESULTS
NEW YORK, NY – May 5, 2010 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter ended March 31, 2010.
•	Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 11.6%, or 10.1% in constant dollars, in the first quarter of 2010 from the comparable period in 2009.
•
RevPAR increases were achieved in the first quarter of 2010 as compared to the first quarter of 2009 in all four of the markets where MHG has significant real estate ownership, specifically, New York, Miami, Los Angeles and London.

•	Adjusted EBITDA for the first quarter was $9.2 million, a $2.8 million or 43.0% increase from the comparable period in 2009.
•	Management fees increased by $1.0 million or 28.4% in the first quarter of 2010 over the comparable period in 2009.
•	On April 29, 2010, MHG’s Mondrian South Beach joint venture successfully amended and extended the Mondrian South Beach debt to, among other things, extend the maturity date for up to 7 years.
Fred Kleisner, CEO of Morgans Hotel Group, said: “Our first quarter results reflect an improving environment and a strong turnaround in our business versus the same quarter last year. Importantly, our performance underscores our belief that we are well positioned to come back faster than the overall industry. We are optimistic about the future given our unique competitive advantages and we will continue taking proactive and prudent steps to grow the company with a focus on creating long-term shareholder value.”
First Quarter 2010 Operating Results
RevPAR at System-Wide Comparable Hotels increased by 11.6% (10.1% in constant dollars) in the first quarter of 2010 compared to the first quarter of 2009. Occupancy increased by 12.3% and average daily rate (“ADR”) declined by 0.7% (2.0% in constant dollars) compared to the same period in 2009.
Adjusted EBITDA for the first quarter of 2010 was $9.2 million, a $2.8 million or 43.0% increase from the comparable period in 2009.

The first quarter results were positively impacted by the Super Bowl in Miami in February. Excluding the impact of the Super Bowl, RevPAR increased by 7.5%, or 6.1% in constant dollars and Adjusted EBITDA increased approximately 31%.
Management fees increased by $1.0 million or 28.4% in the first quarter of 2010 over the comparable period in 2009, primarily due to the Hard Rock expansion in 2009 which resulted in 865 new rooms and additional restaurant, bar and banquet space. In addition, in the fourth quarter of 2009, we opened Ames in Boston and began managing two additional hotels – The San Juan Water and Beach Club in Puerto Rico and Hotel Las Palapas in Playa del Carmen, Mexico.
MHG recorded a net loss of $16.0 million in the first quarter of 2010, which includes income from discontinued operations of $17.4 million and a non-cash charge of $14.3 million for the Yucaipa warrants, both discussed further below.
During the first quarter of 2010, the Company reclassified the operations of Mondrian Scottsdale to discontinued operations. Effective March 16, 2010, MHG no longer owned or managed the hotel. Accordingly, MHG recorded income from discontinued operations of $17.4 million in the first quarter of 2010 due to the fact that MHG had reduced the property’s carrying value to an amount less than the debt as a result of its 2009 year end impairment analysis.
Also during the first quarter of 2010, the Company recorded a non-cash charge related to the estimated change in fair market value of $14.3 million related to the warrants issued to affiliates of The Yucaipa Companies, LLC in October 2009 due to the increase in MHG’s stock price since the issuance.
Balance Sheet and Liquidity
As of March 31, 2010, MHG had $153.3 million of liquidity comprised of $56.3 million of cash and cash equivalents and approximately $97.0 million, net of outstanding borrowings and letters of credit, available under its line of credit. Consolidated debt, excluding the Clift lease obligation, was $616.4 million.
In April 2010, MHG’s Mondrian South Beach joint venture successfully amended the non-recourse financing secured by the property and extended the maturity date for up to seven years until April 2017. Among other things, the amendment allows the joint venture to accrue all interest for a period of two years and a portion thereafter and gives the joint venture the ability to provide seller financing to qualified condo buyers up to 80% of the condo purchase price. The amendment also provides that approximately $28 million of the joint venture investment in the property is elevated in the capital structure to become, in effect, on par with the lender’s mezzanine debt so that the joint venture receives at least 50% of all returns in excess of the first mortgage. Mondrian South Beach, which opened in December 2008, is operated and partially owned by MHG and is both a hotel and residences.
In January 2010, the Company obtained a maturity extension until January 24, 2011 on the $10.5 million interest only non-recourse promissory notes on the property across the street from the Delano Miami.
As of March 31, 2010, MHG estimates that its total future capital commitments for development projects and joint ventures for the next 12 months are approximately $5.0 million.
Additionally, MHG intends to utilize its tax net operating losses of approximately $175 million to offset future income, including potential gains on the sale of assets or interests therein as part of MHG’s long-term strategy to reduce its ownership interests in hotels.

On March 1, 2010, MHG elected to stop subsidizing the Clift’s monthly payment obligations. These obligations are non-recourse to MHG but capitalized for accounting purposes and are recorded as debt on MHG’s balance sheet under generally accepted accounting principles. As of March 31, 2010, the Clift obligations on MHG’s balance sheet was reflected as $84 million of debt, the EBITDA from the property during the preceding 12 months was less than $1 million and the net cash flow from the property during the same period was negative $5 million. MHG has been in discussions with the owners to restructure the payment obligations. However, on May 4, 2010, the owner filed a lawsuit against a subsidiary of the Company.
Development Activity
MHG continues to focus on enhancing its existing assets and is re-concepting several food and beverage venues to improve profitability. For example, in January 2010, Good Units, a new exclusive venue for special functions at Hudson, was opened and to date has already hosted numerous successful VIP events. Additionally, MHG plans to open a new restaurant at Hudson, Hudson Hall, in the second quarter of 2010.
Mondrian SoHo is currently under construction. This hotel is expected to be completed in the second half of 2010.
2010 Outlook
It continues to be very difficult to predict what will happen for the remainder of the year given the short term booking patterns and transient nature of the hotel business in addition to a still uncertain economic environment. That said, MHG is providing the following framework for its results:
•
First, given its built-in growth from new hotels and hotel expansions, if RevPAR increases by 5% in 2010 compared to 2009, MHG would expect Adjusted EBITDA to be in the $50 million to $52 million range.

•
Second, while the pace of recovery appears to be faster and stronger than anticipated, MHG still does not have the visibility to be comfortable forecasting how this will progress. However, as a framework based on the Company’s existing portfolio, MHG estimates that each additional percentage point increase in RevPAR above the 5% growth amount would further increase the $50 million to $52 million of Adjusted EBITDA by approximately $1.0 million to $1.5 million.

Conference Call
MHG will host a conference call to discuss the first quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.
The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 68528446. A replay of the call will be available two hours after the call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers; the conference ID is 68528446. The replay will be available from May 5, 2010 through May 12, 2010.

Definitions
“Owned Comparable Hotels” includes all wholly-owned hotels operated by MHG except for hotels under renovation during the current or the prior year, development projects and discontinued operations. Owned Comparable Hotels for the three months ended March 31, 2010 and 2009 excludes Mondrian Scottsdale, which was classified as a discontinued operation in 2010 and effective March 16, 2010 was no longer owned or managed by MHG.
“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the three months ended March 31, 2010 and 2009 excludes the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which was under renovation and expansion in 2009, Mondrian Scottsdale, which was classified as a discontinued operation in 2010 and effective March 16, 2010 was no longer owned or managed by MHG, and Ames in Boston, the San Juan Water and Beach Club, and Hotel Las Palapas, which MHG began managing in the fourth quarter of 2009.
“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles and South Beach, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans Hotel Group also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico. Morgans Hotel Group has other property transactions in various stages of completion, including projects in SoHo, New York and Palm Springs, California. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in MHG’s Annual Report on Form 10-K for the year ended December 31, 2009, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statement
(In thousands, except per share amounts)

	Three Months
	Ended March 31,
	2010	2009

Revenues:
Rooms	$29,250	$26,870
Food & beverage	17,496	18,556
Other hotel	2,209	2,354

Total hotel revenues	48,955	47,780
Management and other fees	4,429	3,449

Total revenues	53,384	51,229

Operating Costs and Expenses:
Rooms	10,025	9,709
Food & beverage	13,916	13,867
Other departmental	1,252	1,481
Hotel selling, general and administrative	11,437	11,022
Property taxes, insurance and other	4,100	4,215

Total hotel operating expenses	40,730	40,294
Corporate expenses:
Stock based compensation	3,798	3,069
Other	6,207	6,231
Depreciation and amortization	7,345	6,928
Restructuring, development and disposal costs	677	877

Total operating costs and expenses	58,757	57,399
Operating loss	(5,373)	(6,170)

Interest expense, net	12,617	11,181
Equity in loss of unconsolidated joint ventures	263	543
Other non-operating loss	15,077	570

Pre tax loss	(33,330)	(18,464)
Income tax expense (benefit)	168	(8,156)

Net loss before noncontrolling interest	(33,498)	(10,308)

Net income (loss) attributable to noncontrolling interest	147	(303)

Net loss from continuing operations	$(33,351)	$(10,611)

Income from discontinued operations	$17,391	$24

Net loss	$(15,960)	$(10,587)

Preferred stock dividends and accretion	$2,078	$—

Net loss attributable to common stockholders	$(18,038)	$(10,587)

(Loss) income per share:
Basic and diluted from continuing operations	$(1.18)	$(0.36)
Basic and diluted from discontinued operations	$0.58	$0.00
Basic and diluted attributable to common stockholders	$(0.60)	$(0.36)

Weighted average common shares outstanding — basic and diluted	29,849	29,558

	(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months
	Ended March 31,		%	Ended March 31,		%
Selected Hotel Operating Statistics (1)	2010	2009	Change	2010	2009	Change
Morgans
Occupancy	87.0%	73.9%	17.7%
ADR	$214.22	$219.79	-2.5%
RevPAR	$186.37	$162.42	14.7%

Royalton
Occupancy	87.3%	77.8%	12.2%
ADR	$239.15	$254.03	-5.9%
RevPAR	$208.78	$197.64	5.6%

Hudson
Occupancy	77.0%	69.7%	10.5%
ADR	$161.82	$170.82	-5.3%
RevPAR	$124.60	$119.06	4.7%

Delano
Occupancy	63.1%	65.5%	-3.7%
ADR	$653.14	$598.71	9.1%
RevPAR	$412.13	$392.16	5.1%

Mondrian LA
Occupancy	62.5%	48.5%	28.9%
ADR	$271.18	$288.91	-6.1%
RevPAR	$169.49	$140.12	21.0%

Clift
Occupancy	60.3%	51.8%	16.4%
ADR	$201.35	$219.50	-8.3%
RevPAR	$121.41	$113.70	6.8%

Total Owned — Comparable
Occupancy	72.0%	64.1%	12.3%
ADR	$235.51	$246.94	-4.6%
RevPAR	$169.57	$158.29	7.1%

St. Martins Lane
Occupancy	73.3%	68.1%	7.6%	73.3%	68.1%	7.6%
ADR	$322.58	$286.40	12.6%	$322.58	$310.97	3.7%
RevPAR	$236.45	$195.04	21.2%	$236.45	$211.77	11.7%

Sanderson
Occupancy	74.6%	65.4%	14.1%	74.6%	65.4%	14.1%
ADR	$373.53	$338.05	10.5%	$373.53	$367.04	1.8%
RevPAR	$278.65	$221.08	26.0%	$278.65	$240.04	16.1%

Shore Club
Occupancy	63.8%	54.5%	17.1%
ADR	$370.46	$393.48	-5.9%
RevPAR	$236.35	$214.45	10.2%

Mondrian South Beach
Occupancy	60.2%	54.5%	10.5%
ADR	$317.38	$279.03	13.7%
RevPAR	$191.06	$152.07	25.6%

System-wide — Comparable
Occupancy	70.2%	62.5%	12.3%	70.2%	62.5%	12.3%
ADR	$269.96	$271.81	-0.7%	$269.96	$275.35	-2.0%
RevPAR	$189.51	$169.88	11.6%	$189.51	$172.09	10.1%

Hard Rock (2)
Occupancy	77.5%	89.3%	-13.2%
ADR	$114.06	$134.99	-15.5%
RevPAR	$88.40	$120.55	-26.7%

Ames (3)
Occupancy	39.5%	0.0%	n/m
ADR	$172.82	$—	n/m
RevPAR	$68.26	$—	n/m

(1)
Not included in the above table are the San Juan Water and Beach Club and Hotel Las Palapas, which we began operating in the fourth quarter of 2009. We anticipate that both hotels will be re-developed in the future into Morgans Hotel Group branded hotels, once funding is available to the hotel owners. As the hotels are currently not branded hotels, we believe that including hotel operating data for these hotels with hotel operating data for our Morgans Hotel Group branded hotels would not provide a meaningful view of the performance of our portfolio of branded hotels. Also not included are discontinued operations.

(2)
As customary in the gaming industry, we present average occupancy and average daily rate for the Hard Rock including rooms provided on a complimentary basis which is not the practice in the lodging industry.

(3)	Ames opened in November 2009. Statistics are for the period the hotel was open.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:
•
Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives discussed below, costs of financings and litigation and settlement costs and other items that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, and changes in fair market value of the warrants issued to investors in the Company;

•
Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects and the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of credit markets. We reasonably believe that a substantial portion of these items will not recur in future years and that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA.

•
Impairment loss on development projects, hotels and investments in joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•
The EBITDA related to hotels classified as “hotels held for non-sale disposition” or “discontinued operations” to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect fee simple ownership interest; and

•	Stock-based compensation expense recognized, as this is not necessarily an indication of the operating performance of our assets.
We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.
The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:
EBITDA Reconciliation
(In thousands)

	Three Months
	Ended March 31,
	2010	2009

Net loss	$(15,960)	$(10,587)
Interest expense, net	12,617	11,181
Income tax expense (benefit)	168	(8,156)
Depreciation and amortization expense	7,345	6,928
Proportionate share of interest expense from unconsolidated joint ventures	3,875	6,402
Proportionate share of depreciation expense from unconsolidated joint ventures	3,441	2,038
Proportionate share of depreciation expense of minority interests in consolidated joint ventures	(90)	(90)
Net income attributable to noncontrolling interest	(528)	(354)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(3,996)	(5,405)

EBITDA	6,872	1,957

Add: Other non operating expense (income)	15,077	570
Add: Other non operating expense (income) from unconsolidated joint ventures	96	(288)
Add: Restructuring, development and disposal costs	677	877
Less: EBITDA from Clift, a leased hotel	75	276
Add: Stock based compensation	3,798	3,069
Less: Income from discontinued operations	(17,391)	(24)

Adjusted EBITDA	$9,204	$6,437

Owned Comparable Hotel Room Revenue Analysis
(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2010	2009	Change

Morgans	$1,912	$1,665	15%
Royalton	3,157	2,987	6%
Hudson	9,314	8,621	8%
Delano	7,190	6,858	5%
Mondrian LA	3,613	2,990	21%
Clift	4,064	3,749	8%

Total Owned Comparable Hotels	$29,250	$26,870	9%

Owned Comparable Hotel Revenue Analysis
(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2010	2009	Change

Morgans	$3,941	$3,841	3%
Royalton	4,551	4,447	2%
Hudson	11,933	12,026	-1%
Delano	14,286	14,191	1%
Mondrian LA	7,078	6,408	10%
Clift	7,166	6,867	4%

Total Owned Comparable Hotels	$48,955	$47,780	2%

Hotel EBITDA Analysis
(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2010	2009	Change

Morgans	$(17)	$(240)	-93%
Royalton	(195)	(240)	-19%
Hudson	510	727	-30%
Delano	5,565	5,377	3%
Mondrian LA	1,989	1,514	31%
Clift	(75)	(276)	-73%

Owned Comparable Hotels	7,777	6,862	13%

St Martins Lane	1,098	1,014	8%
Sanderson	671	540	24%
Shore Club	207	186	11%
Mondrian South Beach	455	26	n/m

Joint Venture Comparable Hotels	2,431	1,766	38%

Total System-Wide Comparable Hotels	10,208	8,628	18%

Hard Rock — Joint Venture	917	404	127%
Ames — Joint Venture	(217)	—	n/m

Total Hotels (1)	$10,908	$9,032	21%

(1)
Excludes Mondrian Scottsdale in both periods presented. Mondrian Scottsdale was classified as a “discontinued operation” in 2010, and effective March 16, 2010, was no longer owned or managed by the Company.

Adjusted EBITDA and Debt Analysis
(In thousands)

	Adjusted
	EBITDA
	Twelve Months
	Ended	Outstanding Debt at
Consolidated Operations	March 31, 2010	March 31, 2010

Morgans	$713
Royalton	2,016
Delano	14,311

Sub — total for Hotels Securing Revolver	17,040	$23,508

Hudson	12,916	249,608
Mondrian LA	9,514	120,500

Management Fees	16,052
Corporate Expenses	(21,727)
Other Debt (1)	—	222,760

Total	$33,795	616,376

Less: Cash		(56,263)

Net Debt		$560,113

(1)	Includes outstanding debt on convertible notes, trust preferred securities, and the promissory notes on the property across the street from Delano Miami, and excludes the lease obligation at Clift.

		Proportionate
		Share of
		Adjusted EBITDA	Proportionate
		Twelve Months	Share of
	Ownership	Ended	Debt
Joint Venture Comparable Hotels (1)	Percentage	March 31, 2010	March 31, 2010

Sanderson and St. Martins Lane	50%	$8,661	$75,204
Shore Club	7%	349	8,364

(1)	Includes information only for System-Wide Comparable Hotels that are owned by joint ventures.

Balance Sheet
(In thousands)

	March 31,	Dec 31,
	2010	2009

ASSETS:
Property and equipment, net	$485,056	$488,189
Goodwill	73,698	73,698
Investments in and advances to unconsolidated joint ventures	31,868	32,445
Investment in discontinued operation, net	91	23,977
Cash and cash equivalents	56,263	68,994
Restricted cash	26,752	21,109
Accounts receivable, net	6,498	6,531
Related party receivables	10,347	9,522
Prepaid expenses and other assets	8,514	10,862
Deferred tax asset, net	82,062	83,980
Other, net	17,232	18,931

Total assets	$798,381	$838,238

LIABILITIES and EQUITY:
Long-term debt and capital lease obligations, net	$700,525	$699,013
Mortgage debt of discontinued operation	—	40,000
Accounts payable and accrued liabilities	31,683	30,325
Accounts payable and accrued liabilities of discontinued operation	87	1,455
Distributions and losses in excess of investment in unconsolidated joint ventures	1,747	2,740
Other liabilities	51,475	41,294

Total liabilities	785,517	814,827

Total Morgans Hotel Group Co. stockholders’ (deficit) equity	(860)	9,020
Noncontrolling interest	13,724	14,391

Total equity	12,864	23,411

Total liabilities and equity	$798,381	$838,238